INDEPENDENT AUDITORS’ CONSENT

To the Board of Trustees and Shareholders Mosaic Income Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 2-80808 of Mosaic Income Trust on Form N-1A of our reports dated January 27, 2003, appearing in the Annual Report to Shareholders of Mosaic Income Trust for the year ended December 31, 2002 and in the Annual Report to Shareholders of Mosaic Institutional Bond Fund for the year ended December 31, 2002, respectively, and to the to the references to us under the headings "Independent Auditors" and "Financial Statements and Other Additional Information" in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectuses, which are also part of such Registration Statement.

Deloitte & Touche LLP

(Signature)

Chicago, Illinois
April 29, 2003